HEALTH NET, INC.
COMPENSATION RECOVERY POLICY

1.	Purpose.

This Compensation Recovery Policy (the “Policy”) is intended to maintain a culture of focused, diligent and responsible management that discourages conduct detrimental to the growth of Health Net, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, the “Company”). Accordingly, as set forth in this Policy, it may be appropriate for the Company to recover incentive-based cash and equity compensation of its executive officers and key employees in the event that they engage in conduct that is detrimental to the Company. This Policy is hereby adopted by the Company effective as of May 12, 2010 (the “Effective Date”).

2.	Applicability.

This Policy applies to all current reporting officers of the Company under Section 16 of the Securities and Exchange Act of 1934, as amended, and other current senior executives identified by the Company from time to time (collectively, the “Covered Employees”).

3.	Definitions.

For purposes of this Policy, the following terms will have the meanings set forth below.

(a) “Administrator” shall mean the Board of Directors of the Company or its designee pursuant to Section 5 hereof.

(b) “Cause” shall mean “Cause,” as such term is defined under a Covered Employee’s employment agreement (or, in the event that such Covered Employee does not have an employment agreement with the Company, engaging in conduct that constitutes “Cause,” as such term is defined under the Company’s form of Tier I employment agreement, as such agreement may be amended from time to time).

(c) “Covered Period” shall mean:

(i) If the Recoverable Event is conduct constituting Cause, the twelve (12) month period following the date of the initial occurrence of such Recoverable Event, and

(ii) If the Recoverable Event is conduct described in Section 3(e)(ii) hereof, the twelve (12) month period following the date of the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying the financial reporting requirement with respect to which the Company was required to restate due to material noncompliance.

Notwithstanding the foregoing, in no event shall the Covered Period begin earlier than the Effective Date of the Policy.

(d) “Incentive Compensation” shall mean any cash- or equity-based bonus, incentive payment, award or other compensation (whether paid or unpaid, vested or unvested) granted to, paid or payable to, or received by, such Covered Employee by or from the Company during the Covered Period, and any profits realized by such Covered Employee from the sale of Company equity securities during the Covered Period; provided, however, that “Incentive Compensation” shall not include a Covered Employee’s wages or base salary.

(e) “Recoverable Event” shall mean the occurrence of any of the following events:

(i) The Covered Employee’s engagement in conduct that constitutes Cause.

(ii) The Covered Employee’s engagement in fraudulent, intentional, willful, or grossly negligent misconduct that ultimately results in the Company being required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under United States federal securities laws.

4.	Compensation Recovery.

(a) In the event that the Administrator determines that a Recoverable Event has occurred with respect to a Covered Employee (the date of any such determination, the “Determination Date”), the Administrator, in its sole and absolute discretion, may recover from the Covered Employee an amount equal to any or all Incentive Compensation granted to, paid or payable to, or received or realized by, the Covered Employee during the Covered Period (the “Recoverable Amount”). Notwithstanding any provision in this Policy to the contrary, the Recoverable Amount shall not exceed an amount equal to all Incentive Compensation granted to, paid or payable to, or received or realized by, the Covered Employee during the Covered Period.

(b) In the event that federal or state law prohibits the recovery or reimbursement of already paid or vested amounts, the Administrator shall determine, in its sole and absolute discretion, whether to recover any Recoverable Amount through the reduction or forfeiture of future awards or payments, unpaid amounts or awards, or any other compensation or payments due to the Covered Employee from the Company (under any compensation agreement or arrangement between the Covered Employee and the Company) or take any other legal action.

(c) The Administrator may determine that any equity award agreement, employment agreement, bonus plan or similar agreement or plan entered into or amended on or after the Effective Date shall, as a condition to the grant of any benefit covered by such agreement or plan, require a Covered Employee to contractually agree to abide by the terms of this Policy. To the extent necessary to effectuate this Policy, the Administrator may also amend any such agreement entered into prior to the Effective Date, in accordance with the terms and conditions of such agreement. Further, the adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to the Effective Date.

5.

Administration.

(a) Administration and Delegation of Authority.

(i) The Policy generally will be administered by the Board of Directors of the Company (the “Board”). The Board shall determine, in its sole and absolute discretion, whether a Recoverable Event has occurred with respect to a Covered Employee, and, if so, whether to take any action upon such determination of a Recoverable Event.

(ii) The Board may delegate to the Compensation Committee of the Board (the “Compensation Committee”) the authority to determine: (A) as set forth in Section 4(a) hereto, any Recoverable Amount with respect to a Covered Employee; (B) the specific Incentive Compensation subject to reimbursement, recovery or forfeiture; and (C) the manner of reimbursement, recovery or forfeiture of any Recoverable Amount. All references to the “Administrator” shall include references to the Board and the Compensation Committee, as applicable.

(b) Determination in Discretion of the Administrator. Any action or inaction taken by the Administrator with respect to a Covered Employee under this Policy shall in no way limit the Administrator’s actions or decisions not to act with respect to any other Covered Employee, including those subject to a similar policy, agreement, or arrangement. The Administrator may apply the provisions of this Policy differently to each such Covered Employee, in its discretion, taking into account, among other things: (i) whether the assertion of a claim may violate applicable law or prejudice the interests of the Company (including but not limited to any prejudice to the interests of the Company in any proceeding or investigation); (ii) whether other penalties or punishments are being imposed on the Covered Employee, including by third parties, or any governmental or regulatory authority (including, without limitation action taken under Section 304 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”)); (iii) the nature of the events that led to the Recoverable Event; (iv) the Covered Employee’s conduct, role and responsibilities with respect to the events that led to a Recoverable Event; and (v) such other factors as determined by the Administrator in its sole and absolute discretion; provided, however, that in the event the Securities and Exchange Commission takes action under Section 304 of Sarbanes-Oxley against a Covered Employee with respect to a Recoverable Event, the Administrator shall not take any action under this Policy which shall result in a duplicative effect in conjunction with any action taken under Section 304 of Sarbanes-Oxley.

6.	Miscellaneous Provisions.

(a) Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law, provided, however, to the extent that any provision of this Policy is found to be unenforceable, inconsistent or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law.

(b) Governing Law. The Policy shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(c) Amendment; Termination. The Administrator may amend or terminate the Policy at any time.

(d) Section 409A of the Internal Revenue Code. To the extent that any Recoverable Amount is recovered by offsetting amounts against future payments of a Covered Employee’s “nonqualified deferred compensation” (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations and guidance issued thereunder, then the Administrator shall take such action(s) as it deems necessary or appropriate to offset such amounts in a manner intended to comply with, or be exempt from, Section 409A of the Code. After reviewing the relevant facts and circumstances, if the Administrator determines that it is not feasible or in the best interests of the Company to take such action(s) in a manner that complies with, or is exempt from, Section 409A of the Code, such determination shall be final and binding on the Covered Employee, and the Company shall not be liable for any taxes, penalties, or interest arising under Section 409A of the Code, which shall be borne by the Covered Employee at his or her sole expense.

* * * * *

On May 12, 2010, the Board authorized the officers of the Company to adopt this Compensation Recovery Policy in accordance with the terms approved by the Board on May 12, 2010.

Being an officer of the Company duly authorized by the Board to adopt this Compensation Recovery Policy on behalf of the Company, I hereby certify that the foregoing Compensation Recovery Policy was adopted by the Company on June 17, 2010, to be effective as of May 12, 2010.

Executed on this 17th day of June, 2010.

Health Net, Inc.

By:	/s/ Karin Mayhew

	Name: Title:	Karin Mayhew Senior Vice President,

Organization Effectiveness